                                                                     Exhibit 4.2

                                                                  EXECUTION COPY


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                               TENDER AGREEMENT



                                    Between



                             NETSPEAK CORPORATION


                                      and



                                MOTOROLA, INC.



                          Dated as of March 18, 1998



================================================================================

                  TENDER AGREEMENT dated as of March 18, 1998
                between MOTOROLA, INC., a Delaware corporation
                   ("Purchaser"), and NETSPEAK CORPORATION,
                     a Florida corporation (the "Company")


          WHEREAS, the Board of Directors of the Company has approved the acquisition of up to three million (3,000,000) shares (the "Shares") of common stock, $.01 par value, of the Company (the "Common Stock"), by Purchaser on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, Purchaser proposes to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase the Shares at a purchase price of $30.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer;

          WHEREAS, the Board of Directors of the Company has approved the terms of the Letter Agreement (the "Voting Agreement") to be made by the Company, Stephen R. Cohen, Robert Kennedy, Shane Mattaway, Harvey Kaufman, John W. Staten and Steven F. Mills in favor of the Purchaser concurrently with the execution of this Agreement as an inducement to Purchaser to enter into this Agreement;

          WHEREAS, the Board of Directors of the Company has approved the terms of the Standstill and Participation Rights Agreement (the "Standstill Agreement") entered into between the Company and the Purchaser concurrently with the execution of this Agreement as an inducement to Purchaser and the Company to enter into this Agreement;

          WHEREAS, in furtherance of such acquisition the Purchaser has entered into (i) a Common Stock Purchase Agreement with John W. Staten; and (ii) a Common Stock Purchase Agreement with Steven F. Mills (collectively, the "Stock Purchase Agreements", together with the Voting Agreement and the Standstill Agreement, the "Other Agreements"), each concurrently with the execution of this Agreement as an inducement to Purchaser to enter into this Agreement; and

          WHEREAS, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and also to prescribe various conditions to the Offer.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

          SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Purchaser and the Company of this Agreement, Purchaser shall commence the Offer. The obligation of Purchaser to commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Purchaser in its sole discretion). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Purchaser or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment, and pay for pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Purchaser shall cause to be disseminated the Offer Documents to holders of Common Stock as and to the extent required by applicable Federal securities laws. Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Purchaser agrees to provide the Company and its counsel any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Purchaser shall provide on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          SECTION 1.02. Company Actions. (a) The Company hereby represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Offer, the Standstill Agreement and the Voting Agreement.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing a neutral position with no recommendation of the Company with respect to the Offer and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Common Stock as and to the extent required by applicable Federal securities laws. Each of the Company and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Common Stock, in each case as and to the extent required by applicable Federal securities laws. Purchaser and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Purchaser and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Purchaser may reasonably request in communicating the Offer to the

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

Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents, Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                  ARTICLE II

                                  THE CLOSING

          SECTION 2.01. Closing. The closing of the Offer will take place at 10:00 a.m. on a date to be specified by Purchaser, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Exhibit A attached hereto (the "Closing Date"), at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the parties hereto.

                                  ARTICLE III

                              PAYMENT FOR SHARES

          SECTION 3.01. Payment for Shares. (a) Paying Agent. Prior to the date of the consummation of the transactions contemplated by the Offer (the "Effective Time"), Purchaser shall designate a bank or trust company or an entity which in the ordinary course of business acts as a participation agent to act as paying agent in the Offer (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Purchaser shall make available to the Paying Agent cash in amounts and at the times necessary for the payment of the purchase price for each Share purchased (the "Tender Price") upon surrender of certificates representing Shares (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Purchaser).

          (b) Payment Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Tender Price for such Shares surrendered. Upon surrender of a Certificate to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Tender Price for each Share theretofore represented by such Certificate which shall have been tendered. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Purchaser that such tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If more than 1,750,000 Shares are validly tendered prior to the Effective Time and not withdrawn, the Purchaser will, upon the terms and conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Effective Time and not withdrawn.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Purchaser as follows:

          SECTION 4.01. Organization. The Company and each of its subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer. The Company has delivered to Purchaser complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws (or similar organizational documents) of its subsidiaries.

          SECTION 4.02. Subsidiaries. All the outstanding shares of capital stock of each such subsidiary are owned by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

          SECTION 4.03.Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock. At the close of business on March 18, 1998, (i) 12,214,473 shares of Common Stock were issued and outstanding, (ii) no shares of Common

Stock were held by the Company in its treasury and (iii) 2,722,548 shares of Common Stock were reserved for issuance upon exercise of options to purchase shares of Common Stock ("Company Stock Options") issued pursuant to the Company's stock option plans and outstanding warrants to purchase common stock. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There is not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

          SECTION 4.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          SECTION 4.05. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the SEC of the Schedule 14D-9), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity")

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

(except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or
(iv) for violations, breaches or defaults that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer.

          SECTION 4.06. SEC Reports and Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Purchaser true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since its formation under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined herein) (a copy of which has been made available to Purchaser prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, since September 30, 1997, the Company and its subsidiaries

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

have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change (as defined herein) with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or (z) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company,
(vi) any revaluation by the Company of any of its material assets or (vii) any material change in accounting methods, principles or practices by the Company.

          SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in the Company's financial statements for the fiscal quarter ended September 30, 1997, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since September 30, 1997, except as and to the extent set forth in the Company SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a material adverse effect on the Company.

          SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the Schedule 14D-9, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser specifically for inclusion or incorporation by reference therein.

          SECTION 4.10. Litigation. Except as disclosed in the Company SEC Documents, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer. Except as disclosed in the Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Offer.

          SECTION 4.11. State Takeover Statutes; Charter Provisions. No state takeover statute or similar statute or regulation, including without limitation the Florida Control Share Act and the Florida Affiliated Transactions Act applies or purports to apply to the Offer, this Agreement, the Other Agreements or any of the transactions contemplated by this Agreement or the Other Agreements, except as waived pursuant to applicable law. Without limiting the generality of the foregoing the Board of Directors of the Company has approved the acquisition of the Shares by the Purchaser in accordance with Section 607.0902(2)(d)(7) of the Florida statutes.

          SECTION 4.12. Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Except as set forth in the Company SEC Documents no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right so as to materially adversely affect any of the Company's material Intellectual Property Rights, and the Company is not aware of any basis for any such claims. No person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right so as to materially adversely effect such Intellectual Property Right.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                 OF PURCHASER

          Purchaser represents and warrants to the Company as follows:

          SECTION 5.01. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

          SECTION 5.02. Authority. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

          SECTION 5.03. Information Supplied. None of the information supplied or to be supplied by Purchaser specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, or (iii) the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 5.04. Financing. Purchaser has sufficient funds available to purchase all the Shares offered to be purchased pursuant to the Offer and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                  ARTICLE VI

                                   COVENANTS

          SECTION 6.01. Covenants of the Company. Until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement):

          (a) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

          (b) Issuance of Securities. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of Common Stock upon the exercise of Company stock options outstanding on the date of this Agreement.

          (c) Governing Documents. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its certificate of incorporation or by-laws (or similar organizational documents).

          (d) General. The Company shall not, and shall not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions otherwise prohibited by this Section 6.01.

          SECTION 6.02. No Solicitation. Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval by such Board of Directors or such committee of the Offer or this Agreement.

          SECTION 6.03. Other Actions. Except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

          SECTION 7.01. Access to Information. Upon reasonable notice the Company shall, and shall cause each of its subsidiaries to, afford to Purchaser and to the officers, employees, accountants, counsel and other representatives of Purchaser all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request.

          SECTION 7.02. Reasonable Efforts. Except as otherwise contemplated in this Agreement, each of the Company and Purchaser agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer. Except as otherwise contemplated in this Agreement, each of the Company and Purchaser shall use its reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Purchaser and the Company in connection with the Offer or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

          SECTION 7.03. Fees and Expenses. All fees and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer is consummated.

          SECTION 7.04. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, this Agreement or the Other Agreements, without the prior written consent of Purchaser. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer and shall cooperate with Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer.

                                 ARTICLE VIII

          SECTION 8.01. This section intentionally left blank.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of Purchaser and the Company;

          (b) by either Purchaser or the Company:

          (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to June 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under this Agreement by such party; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company;

          (d) by Purchaser if (i) Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement or (ii) the Board of Directors of the Company (or any authorized committee thereof) takes the action referred to in Section 6.02;

          (e) by the Company, if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to Purchaser; or

          (f) by the Company, if the Offer has not been timely commenced in accordance with Section 1.01.

          SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Purchaser as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Company or their respective officers or directors, except with respect to the last sentence of Section 1.02(c),
Section 7.03, this Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

          SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) subject to the provisions of Section 9.03, extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) subject to the provisions of Section 9.03, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) subject to the provisions of Section 9.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X

                                 MISCELLANEOUS

          SECTION 10.01. Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer.

          SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Purchaser, to:

                    Motorola, Inc.
                    425 North Martingale Road
                    19th Floor
                    Schaumburg, Illinois 60173
                    Attention: Stephen P. Earhart
                    Telephone: (847) 435-3335
                    Telecopy:  (847) 435-3339
          with a copy to:

                    Motorola, Inc.
                    Corporate Law Department
                    1303 East Algonquin Road
                    Schaumburg, Illinois 60196
                    Attention: Don McLellan, Esq.
                    Telephone: (847) 576-3482
                    Telecopy:  (847) 576-2818

                    and

                    Winston & Strawn
                    35 West Wacker Drive
                    Chicago, Illinois 60601
                    Attention: Oscar A. David, Esq.
                    Telephone: (312) 558-5745
                    Telecopy:  (312) 558-5700

          and

          (b) if to the Company, to:

                    NetSpeak Corporation
                    902 Clint Moore Road
                    Suite 104
                    Boca Raton, Florida 33487
                    Attention: John W. Staten
                               Chief Financial Officer
                    Telephone: (561) 998-4001
                    Telecopy:  (561) 997-2401

          with a copy to:

                    Broad and Cassel
                    201 South Biscayne Blvd.
                    Suite 3000
                    Miami, Florida 33131
                    Attention: Dale S. Bergman, Esq.
                    Telephone: (305) 373-9400
                    Telecopy:  (305) 373-9443

          SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

          SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 10.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 10.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          SECTION 10.07. Publicity. Except as otherwise required by law, court process or the rules of the NASDAQ, for so long as this Agreement is in effect, neither the Company nor Purchaser shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party, which consent shall not be unreasonably withheld.

          SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Purchaser any direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. IN ADDITION, EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT SUCH PARTY TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREES THAT SUCH PARTY WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (III) AGREES THAT SUCH PARTY WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT AND (IV) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  NETSPEAK CORPORATION

                              By:  /s/ Stephen R. Cohen
                                  ---------------------------------
                                  Name: Stephen R. Cohen
                                  Title: Chief Executive Officer

                                  MOTOROLA, INC.

                              By:  /s/ Stephen P. Earhart
                                  ---------------------------------
                                  Name: Stephen P. Earhart
                                  Title: Senior Vice President

                                   EXHIBIT A


                            Conditions of the Offer

          Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer 1,750,000 Shares (the "Minimum Condition"); (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"); and (iii) there shall have been full compliance with Section 607.0902 of the Florida Business Corporation Act (the "Florida Control Share Acquisition Statute"), including the approval of the acquisition of the Shares of the Company by the Purchaser in accordance with
Section 607.0902(2)(d)(7) of the Florida statutes. Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Purchaser or any of its subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Purchaser of any Shares under the Offer or pursuant to the Other Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the performance of any of the other transactions contemplated by this Agreement or the Other Agreements (including the voting provisions thereunder), or seeking to obtain from the Company or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Purchaser or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, Purchaser and its subsidiaries, taken as a whole, or to compel the Company or Purchaser to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Other Agreements, (iii) seeking to impose material limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Other Agreements including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer of applicable waiting periods under the HSR Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any material adverse change with respect to the Company;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its duly adopted resolution approving this Agreement , the Offer, the Voting Agreement, the Standstill Agreement or its neutral position with respect to the recommendation to the shareholders of the Company of the Offer or this Agreement, or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (g) there shall have occurred and continued to exist for not less than three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Purchaser's ability to complete the Offer or materially delay the consummation of the Offer; or

          (h) this Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Purchaser and may, subject to the terms of this Agreement, be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.